Exhibit 99.1

PGT Innovations Completes Acquisition of NewSouth Window Solutions

VENICE, Fla., February 3, 2020 – PGT Innovations, Inc. (NYSE:PGTI) a national leader in the premium window and door category, today announced that it has completed its acquisition of NewSouth Window Solutions.

“We are pleased to formally welcome NewSouth into our family of brands,” said Jeff Jackson, President and Chief Executive Officer of PGT Innovations. “With the completion of this acquisition, we believe PGT Innovations has taken an important step in enhancing our go-to-market strategy and has done so with a strong brand that leads in the direct-to-consumer channel. We look forward to implementing our geographic expansion plans for NewSouth Window Solutions and expanding the presence of PGT Innovations in areas outside of our core markets.”

“Our entire team at NewSouth is incredibly proud to be joining the PGT Innovations family,” said Earl Rahn, President and Co-Founder of NewSouth Window Solutions. “NewSouth Window Solutions has a history of strong growth demonstrated by nine factory showroom openings in eight years. Now, backed by the experience and industry leadership of PGT Innovations, we believe our coastal growth strategy outside of Florida can accelerate at an even more rapid pace.”

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meanings of the federal securities laws. Forward looking statements are statements other than historical fact, and involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “expected,” “expect,” “planned,” “opportunity,” “enable,” “anticipated” “should,” “believe,” “may,” “forecasted,” “guidance,” “intend,” “believe” and similar terminology. These risks and uncertainties include factors such as:

•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and increased further in connection with our acquisition of NewSouth;

•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;

•

the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;

•	our dependence on a limited number of suppliers for certain of our key materials;

•	sales fluctuations to and changes in our relationships with key customers;

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increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets and our inability to collect such debt;

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in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;

•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;

•	product liability and warranty claims brought against us;

•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;

•	our dependence on our limited number of geographically concentrated manufacturing facilities;

•

risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) the impact of the NewSouth acquisition on our go-to-market strategy; and (2) NewSouth’s coastal growth strategy outside the state of Florida, including the pace of that growth. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Sherri Baker, 941-480-1600

Senior Vice President and CFO

SBaker@PGTInnovations.com

Media Relations:

Brent Boydston, 941-480-1600

Senior Vice President, Corporate Sales and Marketing

BBoydston@PGTInnovations.com